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                                                                     EXHIBIT 4.5



                          MET-COIL SYSTEMS CORPORATION


                          ----------------------------


                              INCENTIVE BONUS PLAN





                                                                 OCTOBER 6, 1993





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I.       AUTHORITY FOR PLAN

                 The Incentive Bonus Plan (the "Plan") exists pursuant to the Company's Compensation Policy as set forth in its Proxy Statement, and accordingly shall be administered by the Compensation Committee of the Board of Directors.

II.      NATURE OF PLAN

                 The Plan is a discretionary plan. The Plan document sets forth guidelines that may be followed in the discretion of the Committee in administering the Plan. The Committee has the right to authorize the payment of all, a portion or none of any bonuses calculated under the guidelines, or to award bonuses in excess of the amounts so determined, as well as to determine the timing and method of payment.

III.     PHILOSOPHY OF PLAN

                 In achieving its motivational objectives, the Plan balances individual and overall corporate performance. The Plan emphasizes incremental achievement and synergistic team efforts. The discretionary elements of the Plan facilitates adjustments for events and influences that were not anticipated or that are of an unusual nature.

IV.      BONUS POOLS

                 While continuity of approach is desirable and will strive to be maintained, the specific formula and values to be used in establishing bonus pools for a given fiscal year will be determined by the Committee based on the then current circumstances and goals of the Company.

                 Based on the determination of the Committee, an average of between 50% to 65% of an established bonus pool will be allocated as a "Unit Pool" for potential distribution at the respective operating unit level. The remaining 35% to 50% will be allocated to a "Corporate Pool" for potential distribution to executive management, all other corporate personnel, and for amounts to be awarded to personnel at any location at the discretion of the Committee.

V.       DESIGNATION OF PARTICIPANTS

         A.      POOLS

                 Participants will be grouped into two categories:

                 Corporate Pool -       All Executive Officers, Presidents, and
                                        General Managers (and Corporate Staff)

                 Operating Unit Pool-   All other subsidiary officers, and
                                        participating management and
                                        professional staff.

         B.      INFLUENCE GROUPS

                 Bonus awards should be determined not only by quality of performance but also the influence of that performance on profits and growth considering the participant's position. Therefore participants should be classified into influence groups (as defined in Appendix A):





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                          I.    Executive Management
                          II.   Senior Management
                          III.  Middle Management
                          IV.   Line Management or Professional

         C.      PERFORMANCE RATINGS

                 Individual performance reviews should be conducted at least annually. In addition to individual performance, Operating Unit and Corporate performance should be discussed, especially as to the individual's actual/potential impact thereon.

                 For Incentive Bonus Plan purposes the following scale should be used: Outstanding, high average, average, fair and poor. Any participant not achieving at least a rating of average should not receive a current bonus and should not be designated a participant in future Plan years until performance improves to a minimum of average.

VI.      INDICATIVE BONUS RANGES

                 The following guideline grid scale weights performance quality and influence, and correlates bonus awards with pay for performance and shareholder value enhancement concepts.

                           BONUS RANGE GUIDELINE GRID

                           --------------------------

                                % OF BASE SALARY
                             PERFORMANCE APPRAISAL


                                                                                   % OF AWARD IN
GROUP               AVERAGE            HIGH AVERAGE           OUTSTANDING              STOCK
-----               -------            ------------           -----------          -------------
 I                    16%                   32%                   48%                 35-50%

II                    8%                    16%                   24%                 25-35%

III                   4%                    8%                    12%                   20%
IV                    2%                    4%                    6%                    20%



VII.     PAYMENT OF INCENTIVE BONUS AWARDS

                 Individual incentive bonuses at the election of the Committee may be paid in cash or in a combination of cash and common stock. The number of shares to be issued will be determined by dividing the value per share into the portion of the individual incentive bonus to be paid in stock. The value per share shall be a 30 day average of NASDAQ closing prices for a designated period subsequent to the Company's public release of fiscal year results.

                 Cash bonus amounts, if any, shall be paid on or before August 31 of each year or at such other time as shall be determined by the Committee in its sole discretion. Stock certificates for the share component of the bonus, if any, will normally be issued on or about October 31st.





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                                   APPENDIX A

                        INFLUENCE GROUP CLASSIFICATIONS

                 Influence group classification will be based on the degree of growth/profit influence of a given position according to the following descriptions and bench mark comparison guides. Group I will provide the highest bonus participation opportunity and Group IV, the lowest.


                           BENCH MARK POSITION GUIDE

                 Group
                 -----
                    I         Corporate Officer
                              President
                              General Manager

                   II         Top Sales Executive
                              Chief Engineering Executive
                              Top Manufacturing Executive
                              Top Financial Executive

                  III         Industrial Engineer
                              Purchasing Agent
                              Sales Office Manager
                              Production Control Manager
                              Service Manager
                              Senior Level Foreman

                   IV         Senior Accountant
                              Design Engineer
                              Foreman
                              Professional Support Person





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                          MET-COIL SYSTEMS CORPORATION

                              INCENTIVE BONUS PLAN

                        FISCAL 1995 BONUS POOL FORMULAS

Objectives       Key objectives for '95 again include encouraging synergistic efforts between and among the Operating Units as evidenced by increased international and intercompany sales and by increased performance profit. Formally added for '95 is an emphasis on cash and asset management.

Financial Data
Legend:  $000's,  A - Actual, B - Budget, * or N/A - Not Applicable

                                IPI                             TLC
                   --------------------------      --------------------------
                      '94A    CHANGE     '95B        '94A     CHANGE     '95B         ROWE
                   -------    ------   ------      ------     ------  -------     ------------------
SALES:                                                                            Special Plan: 50%
    TOTAL          12,395        *     13,500      16,846        *    21,200      on MBO's and 50%
    INT'L           2,992        408    3,400       2,012       588    2,600      on Pref. profit
    INTERCO             7       ---      ---        1,668        ---   1,300      (payout target 9%
                                                                                    of perf. profit)

PERF.PROFIT         1,046        346    1,392       1,166      1,043   2,209



Bonus Pool Formula

Component:                               IPI              TLC
                                        ----------------------
A.  2% of increased int'l sales             8               12

B.  2% of increased interco sales        ---               ---

C.  15% of increased perf. profit          64              126

D.  2% of perf. profit discretionary       41               62
      (eff. at 85% of budget)

E.  ROAIC actual to budget %
    (based on pref. profit)
         85  -  100%     1%                20               31
        101  -  121%     2%               ---              ---
        121  -  up       3%               ---              ---
                                      -------           ------

    Total Pool                            133              231
                                        ======================
    % Perf. Profit                         7%               7%

MEMO:

1.  '94 Actual pool                       126              223
                                        ======================

2.  '93 Actual payout                      95              145
                                       =======================